Exhibit 10.1

Note: Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified information has been excluded from this exhibit because it is both not material and is the type that Dollar Tree, Inc. treats as private or confidential. Such information is marked in the exhibit with an asterisk [*].

Executive Agreement
This Executive Agreement (“Agreement”) is made and entered into by Michael C. Creedon, Jr. (“Executive”) and Dollar Tree Management, LLC (“Company”). The Executive and Company hereby agree as follows:
1.    Employment. In consideration of Executive’s continued employment with Company and appointment to the role of CEO, and in consideration of the Company Group (defined below) providing Executive with access to certain confidential information during the course of employment, Executive enters into this Agreement. Entering into this Agreement is a condition of employment with Company.

2.    References to the Company Group; Third Party Beneficiaries. For purposes of this Agreement, references to the “Company Group” shall include the Company, Dollar Tree, Inc., and all of Dollar Tree, Inc.’s parent, subsidiary, sister, and affiliated entities, direct and indirect, foreign and domestic, including joint ventures, including Family Dollar Stores, LLC and all subsidiaries of Family Dollar Stores, LLC, and including all successors and assigns of all of the foregoing entities. Each member of the Company Group other than the Company is an intended third-party beneficiary (collectively or individually, “Third Party Beneficiaries”) of this Agreement, with full rights to enforce this Agreement as if standing in the shoes of the Company.

3.    Covenants. The following covenants shall survive the termination of this Agreement and Executive’s employment, regardless of the reason for termination and regardless of whether Executive receives severance pay. “Separation Date” means the final day of Executive’s employment with Company.

a.    Confidential Information. Executive understands and acknowledges that during the course of Executive’s employment by Company, Executive will be provided with, will have access to, and will learn about Confidential Information that Executive needs to perform Executive’s job responsibilities for Company.
“Confidential Information” means all nonpublic information that is confidential, proprietary, trade secret, or intellectual property (i) to or of the Company Group, or (ii), to the extent Executive has access to such information in the course of employment with the Company Group, to or of Company Group customers, vendors, suppliers, and/or joint venturers that have entrusted such information to the Company Group with the expectation that it be maintained as confidential. Confidential Information shall include, but is not limited to, nonpublic: business processes, practices, methods, policies, plans, operations, strategies, agreements, contracts, transactions, potential transactions, know-how, trade secrets, intellectual property, works-in-process, databases, systems, vendor and supplier information, financial information, budgets, projections, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, personnel information excluding Executive’s own compensation, market studies, sales information, revenue, costs, customer information, manufacturing information, transportation, and logistics. Confidential Information also includes attorney-client privileged communications with the Company Group’s counsel and work product generated by or for the Company Group’s counsel.

Executive understands that the above list is not exhaustive and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.
Executive understands and acknowledges that the Company Group has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating and developing its vendor base, increasing its customer base, expanding the number of geographic markets in which it operates, training its executives, developing best operational practices, and negotiating highly competitive prices in the discount retail sector so as to provide the best value possible to its customers. Executive understands and acknowledges that as a result of these ongoing efforts, the Company Group has created, and continues to use and create, Confidential Information. This Confidential Information provides the Company Group with a competitive advantage over others in the marketplace, and it is essential to the Company Group’s success moving forward.

Notwithstanding the foregoing, Confidential Information does not include information which is or becomes publicly available, other than by disclosure or other wrongful act by the Executive.
i.    Disclosure and Use Restrictions. Subject to the Permitted Disclosures exceptions set forth below, (A) Executive shall forever protect and maintain the confidentiality of Confidential Information; (B) Executive shall never, directly or indirectly, use, publish, post, copy, duplicate, misappropriate, reveal, or disclose Confidential Information, or encourage, aid, or abet such activity, except as required in the course of Executive’s job duties at Company and, then, only to individuals who have a need to know based on such individual’s job responsibilities at the Company Group; and (C) Executive shall not access or use any Confidential Information, and shall not copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of Executive’s authorized employment duties at Company.

ii.    Permitted Disclosures.
1.    Executive may respond to a lawful and valid subpoena or other legal process or court order that seeks the disclosure of Confidential Information but: (A) to the extent allowed by law, shall immediately notify Company’s Chief Legal Officer upon receipt, leaving as much time as possible before the response date; (B) shall, as far in advance of the response date as possible, make available to Company’s Chief Legal Officer the documents and other information sought; and (C) shall assist Company’s legal counsel, at Company’s reasonable expense, in resisting or otherwise responding to such subpoena or process.

2.    Executive may disclose Confidential Information or report suspected wrongdoing to a government agency as part of a report, complaint, or investigation without providing notice to Company; but if Executive makes such disclosure, Executive agrees to take reasonable steps to try to prevent the disclosure of Confidential Information beyond these allowable parameters.
3.    With respect to all Permitted Disclosures, the Company Group does not permit or consent to the disclosure of any attorney-client privileged communications or protected work product, and the Company Group does not waive any attorney-client privilege.
4.    Nothing in this Agreement prohibits Executive from disclosing, discussing, or making truthful statements about any alleged discriminatory, harassing, unfair, or unlawful employment practice or conditions in the workplace, including sexual assault or any other conduct that Executive has reason to believe is unlawful.
5.    [Reserved.]
6.    [Reserved.]
7.    [Reserved.]

8.    [Reserved.]
9.    Executive will not be held liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Furthermore, in the event Executive files a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any documents containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

iii.    Previous Employer’s Confidential Information. If Executive received confidential information or trade secrets from a previous employer in the course of previous employment, then Executive shall not use such information in the course of employment with Company. Any exceptions must be approved in advance by Company’s Chief Legal Officer after a full disclosure by Executive of the relevant obligation, supporting documents, and any other relevant circumstances. If Executive believes that Executive is being asked to use or disclose the protected confidential information or trade secrets of another person or entity in an unauthorized manner, Executive agrees to promptly notify Company’s Chief Legal Officer or Chief Human Resources Officer.

b.    Covenant Not to Compete.

i.    Non-Competition. During Executive’s employment with the Company Group and for the Non-Competition Period (as defined below), Executive agrees and covenants that Executive will not engage in any Prohibited Activity (as defined below) for a Competitor (as defined below) if such Prohibited Activity occurs within, or directly affects operations or business in, the Covered Territory (defined below). To the fullest extent permitted by law, this Non-Competition section applies whether Executive’s employment is terminated by Executive or by Company, for any reason or no reason. The following definitions shall apply:

1.    “Prohibited Activity” is [*]

2.    A “Competitor” is defined as [*].

3.    “Non-Competition Period” means, the Post-Employment Period (defined below) beginning on the Separation Date; provided, however, that where permitted by law, if Executive violates the terms of the Non-Competition section during any portion of the Post-Employment Period, then the Non-Competition Period shall be extended (tolled) by a period of time equal to the period of time when which Executive was in violation.
Notwithstanding the foregoing, (A) there is no Non-Competition Period for Executives whose primary work location for the Company Group as of the Separation Date is in [*], and (B) to the extent required by applicable law, there shall be no Non-Competition Period for any Executive who, as a matter of law, must not be subject to a post-employment non-compete obligation because of, for example, the Executive’s wage, age, employment status, or other legally disqualifying factor or law.
4.    “Post-Employment Period” means [*], with the applicable period determined based on Executive’s position as of the Separation Date.
To the extent applicable law requires the payment of wages (or a portion thereof) as a condition of enforcement of the non-compete during the Non-Competition Period (i.e., garden leave), the Company Group will make such payments to correspond to the period of enforcement of the Non-Competition Period. Executive further agrees that Executive’s receipt of the Severance Payment as a lump sum, rather than across regular payroll cycles that correspond to the number of months of base salary included in the Severance Payment, is an additional tangible benefit to Executive and constitutes consideration separate from the amount of the Severance Payment itself.

5.    “Covered Territory” means [*].

ii.    Nothing herein shall prohibit Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such corporation.

c.    Non-Piracy of Company Group Executives. To the fullest extent permitted by law, Executive agrees and covenants that, for a period of [*] following the Separation Date, Executive shall not directly or indirectly solicit, hire, recruit, or attempt to solicit, hire or recruit, any Company Group Executive, or encourage or induce any Company Group Executive to terminate or diminish their employment with the Company Group. “Company Group Executive” means any person who at the time of, or within six months immediately prior to Executive’s Separation Date, was employed by the Company Group at a Director, VP, SVP, EVP, or CEO level. The types of communication prohibited by this provision explicitly include all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, or informing third-parties (e.g., recruiters or Competitors), where the purpose of or reasonably anticipated impact or consequence of the communication would be to solicit, hire or recruit such person or to encourage or induce such person to terminate or diminish their employment with the Company Group. For the avoidance of doubt, this restriction applies regardless of whether the Executive or the Company Group Executive initiated the first communication.

d.    Non-Disparagement. Except as permitted in the Permitted Disclosures provision above, Executive agrees and covenants that, during Executive’s employment and for a period of [*] after the Separation Date, Executive will not make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company Group, its products or services, or any of its executives, directors, or officers.

e.    Acknowledgment. Executive acknowledges and agrees that the services Executive will render to the Company Group are of a special and unique character and that Executive will obtain knowledge and skill relevant to the Company Group’s industry and will have access to Confidential Information, which may include its methods of doing business and its logistical, operational, merchandising and marketing strategies. Executive further agrees and acknowledges that the restrictive covenants and other terms and conditions of this Agreement are reasonable in duration, geographic scope, and the scope of restricted activity; are reasonably necessary to protect the legitimate business interests of the Company Group, including its trade secrets and confidential and proprietary information, its customer and vendor relationships, and its ability to compete effectively in the marketplace; and are no more restrictive than reasonably necessary. Executive agrees that the obligations set forth in the Non-Competition section protect a legitimate business interest that cannot be adequately protected through an alternative restrictive covenant, including but not limited to a non-solicitation agreement or a non-disclosure or confidentiality agreement.

Executive agrees that the consideration being provided, including the compensation package and access to certain Confidential Information that will be provided to Executive, and new or continuing employment, as the circumstance may be, constitutes sufficient consideration for these terms in this Agreement; that this consideration includes professional and financial benefits that are adequate consideration by themselves for Executive to agree to these terms; and that Executive waives any argument to the contrary. Executive agrees that the restrictions described in this Agreement, including the Non-Competition and Non-Piracy provisions, are in the legitimate business interests of the Company Group, taking into account the totality of facts and circumstances as they relate to Executive and Executive’s employment; that these restrictions are warranted and are in the legitimate business interests of the Company Group based on Executive’s substantial exposure to the Company Group's business relationships and other employees, the near-permanence of many of these customer relationships, and Executive’s acquisition, use, and knowledge of confidential information throughout Executive’s employment; that the time, place, and scope of activity restrictions are warranted and in the legitimate business interests of the Company Group; that the restrictions are no greater than required for the protection of the legitimate business interests of the Company Group; and that the restrictions do not impose undue hardship on Executive, are not an unreasonable restraint on Executive’s ability to earn a livelihood, and are not injurious to the public; and Executive waives any argument to the contrary.

Executive affirms that Executive will not be subject to undue hardship or an unreasonable restraint on Executive’s ability to earn a livelihood by reason of Executive’s full compliance with the terms and conditions of this Agreement or the Company Group’s enforcement thereof.

f.    Remedies. In the event of an actual or threatened breach of this Agreement, a party may seek temporary or preliminary injunctive relief in any court to prevent imminent harm or to preserve the status quo (or reinstate the status quo ante), and after a court renders a decision on temporary or preliminary relief, the ultimate merits of the dispute shall be resolved in accordance with the Mutual Arbitration Agreement. Injunctive relief may be granted without the need to show actual damages or that monetary damages would not provide an adequate remedy. The seeking of injunctive relief shall be in addition to any other available remedies that may be available, including but not limited to disgorgement any severance paid to Executive pursuant to the Severance Opportunity Section below or any separation agreement; and no bond or other security shall be required.

4.    At-Will Employment. Executive's employment is at will, meaning that employment may be terminated by either Company or the Executive at any time and for any reason, with or without prior notice. Executive’s at-will status cannot be changed except through a written contract that has been signed in ink (not electronically) by both the Executive and, only if authorized by Board resolution, one of the following on behalf of the Company: Company’s Chairman of the Board, its Lead Independent Director (if any), or any authorized officer if instructed by the Board.

5.    Severance Opportunity. Upon termination of Executive’s employment by Company without Cause or because of Executive’s Disability, then in addition to any accrued but unpaid base salary and any vested rights under any Company Group employee benefit plan, the Executive shall be entitled to receive the severance benefits set forth below (“Severance Benefits”), the receipt of which is subject to (i) Executive’s full and continued compliance with the covenants set forth in the Covenants Section of this Agreement; (ii) Executive’s execution and non-revocation of a separation agreement containing a release of claims in favor of the Company Group, its affiliates, and their respective officers and directors, and other relevant provisions in a form provided by and acceptable to Company, which release (the “Release”) has become irrevocable not later than sixty (60) days after the Separation Date or by any earlier deadline imposed by Company at the time the severance agreement is offered to Executive; and (iii) Executive’s agreement to forego any other severance payment to which Executive may be entitled under any other agreement with the Company Group.

a.    The “Severance Benefits” consist of the following:
i.    A lump sum severance payment (the “Severance Payment”) equal to the number of months of base salary corresponding to the Executive’s title as of the Separation Date, based on the following schedule:
•[*]
•CEO:    Twenty-Four (24) Months
The Severance Payment shall be made, less taxes and withholdings, within twenty-one (21) days after the Release becomes fully effective and irrevocable. For avoidance of doubt, the Severance Payment shall be calculated based solely on Executive’s base salary as of the Separation Date; in other words, the Severance Payment amount shall be determined without regard to any potential bonuses, commissions, incentives, plans, 401(k) match, unvested stock or options, restricted stock units, stipends, phone allowance, car allowance, or other potential payments or benefits of any kind, none of which shall be payable to Executive as part of the Severance Benefits.

ii.    An additional lump sum equal to a prorated portion of one year of Executive’s target bonus (“Severance Bonus”), less taxes and withholdings, payable within twenty-one (21) days after the Release becomes fully effective and irrevocable. The prorated amount of the target bonus shall be determined by multiplying the target bonus by the percentage of calendar days in the current fiscal year that Executive was employed by the Company, i.e., through the Separation Date.
iii.    If Executive is eligible for and timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company Group shall directly pay the monthly COBRA premium that would otherwise be owed by Executive, for Executive and Executive's qualified beneficiaries (if covered and eligible), for up to six (6) months for VPs, twelve (12) months for SVPs, and eighteen (18) months for EVPs and the CEO, (the “COBRA Continuation Period”), with the applicable period determined based on Executive’s position as of the Separation Date. Executive shall not have to pay such COBRA premiums and then request reimbursement. Executive will still be responsible for any copays or other amounts due under the plan terms. To maintain COBRA coverage, Executive must satisfy any eligibility requirements imposed by the law and the applicable plan. However, the Company Group’s obligation to pay such premiums shall end if (and when) (i) Executive becomes ineligible for COBRA continuation coverage, (ii) Executive ceases to participate in the Company Group’s health plans for any reason, (iii) the Company Group ceases to maintain any group health plan, (iv) Executive begins coverage under another group health plan, or (v) Executive engages in conduct that would justify the plan in terminating coverage of a similarly situated participant or beneficiary not receiving continuation coverage (such as fraud). If Executive begins coverage under another group health plan (including a group medical, prescription drug, dental or vision care plan) or otherwise becomes ineligible for COBRA continuation coverage at any time during the COBRA Continuation Period, Executive shall inform the Company Group’s Vice President of Total Rewards or Chief Human Resources Officer of such fact within three (3) business days thereafter, so that the Company Group can determine whether Executive remains eligible for some or all of the continuation coverages.
b.    The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Company, Inc. Omnibus Incentive Plan or any other applicable plan or award agreement under which the equity awards were granted, and nothing in this Agreement shall be construed as superseding the terms of any such plan or award.
c.    For purposes of this Agreement, "Disability" shall mean (i) Executive’s inability, due to infirmity, illness, or physical or mental incapacity, to perform all of the essential functions and material duties of Executive’s job, for one hundred eighty (180) days (including weekends and holidays) out of any three hundred sixty-five (365) day period, or (ii) Executive’s entitlement to receive long-term disability benefits under the Company Group's long-term disability plan. Any question as to the existence of Executive’s Disability as to which Executive and the Company Group cannot agree shall be determined in writing by a qualified independent physician selected by the Company Group, which determination shall be final and conclusive for all purposes of this Agreement.

d.    For purposes of this Agreement, “Cause” shall mean Executive’s: (i) failure to satisfactorily perform Executive’s duties (other than any such failure resulting from Disability); (ii) engagement in dishonesty, illegal or other egregious conduct, or gross misconduct, which is, in each case, is reasonably likely to cause damage to the Company Group or its reputation, including through further association with Executive;
(iii) embezzlement, misappropriation, or fraud, whether or not related to Executive's employment with the Company Group, with no criminal conviction required; (iv) conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, subject to the discretion of the Company after performing an individualized analysis in accordance with applicable law; (v) willful violation of requirements relating to Confidential Information; (vi) breach of any material obligation under this Agreement; or (vii) failure to comply with material Company Group written policies or rules, as they may be in effect from time to time. For a breach of subsections (v), (vi), or (vii), Company shall provide Executive with written notice and an opportunity to cure such breach within fourteen (14) days, except that no such cure period is required if the breach is not curable.

e.    Company intends that all amounts payable to Executive upon a termination of employment, including all Severance Benefits, to be excepted from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the maximum extent permissible and that each payment hereunder shall be treated as a separate payment for purposes of Section 409A of the Code. Accordingly, this provision overrides any payment timing provisions elsewhere in this Agreement. To the extent that any payment hereunder is subject to Section 409A of the Code, it shall be administered in compliance with the requirements thereof. To the extent required to avoid a violation of Section 409A of the Code, if the period between Executive’s termination of employment and the date on which the Release may become effective includes two calendar years, no portion of the Severance Benefits (or other similar payment under this Agreement) shall be made until the second calendar year, but in no event shall the payment be made after March 15 of the second calendar year.
f.    Executive shall not be entitled to the Severance Benefits if the Executive voluntarily resigns for any reason, including reasons that the Executive may assert constitute constructive discharge.
g.    It shall not be a breach of this Section for the Company to change or remove any portion of the Severance Benefits or other post-termination obligations if such change or removal is necessary to comply with applicable law at the time of the Separation Date.

6.    Executive’s Representation. Executive represents to Company that Executive currently is not subject to or confined by any non-competition, confidentiality, non-interference, or non- solicitation agreement or obligation that may prohibit Executive from being employed by Company or from performing any services that are generally within Executive’s anticipated job duties, including services that may benefit a member of the Company Group other than the Company. Executive agrees to notify the Chief Human Resources Officer at Company promptly if Executive becomes aware of any such agreements or obligations or if Executive is asked to perform services that would violate such agreements or obligations.

7.    Legal Compliance. Executive shall at all times comply with all applicable laws and regulations. Executive shall not make any representations, promises, sales, or engage in any other activity that would constitute a violation of any applicable law or regulation, domestic or foreign, including but not limited to any laws and regulations related to bribery, import/export, antitrust, price fixing, the Foreign Corrupt Practices Act, the regulations of the

Office of Foreign Assets Control (“OFAC”), and all other applicable laws; and Executive shall not make any representations, promises, sales, or transactions with any prohibited person (such as those barred by OFAC lists) or to embargoed countries. If Executive is unsure as to whether any particular sale or activity is permitted under applicable law, Executive shall seek and obtain guidance from the Company Group’s Chief Legal Officer before proceeding.

8.    Reporting Obligation. If, at any time, Executive becomes aware of acts or omissions by or at the Company Group that Executive reasonably believes are unlawful or that may reasonably expose the Company Group to liability or material reputational harm, Executive shall promptly report such information to the Integrity Matters hotline at (833) 77-SPKUP or (833) 777-7587 or directly to Company’s Chief Legal Officer.
9.    Return of Property. No later than three (3) business days after the Separation Date, or by any other deadline requested by the Company Group at any time, Executive shall do the following: (i) Return all Company Group property to Company Group, including all Confidential Information, all documents (including emails and other electronically stored information), credit cards, computers, cell phones, portable storage devices, entry cards, keys, building passes, computer software, manuals, journals, diaries, files, lists, codes, documents, correspondence, and any and all copies, and all other Company Group property; and (ii) For any emails, electronic files, or other electronically stored documents that are on Executive’s personal computer or on an external storage device or are accessible to Executive through a system not accessible by Company Group (such as Executive’s personal email account), Executive shall first ensure that Company Group has access to or has copies of all such emails, electronic files, or other electronically stored documents, and then Executive shall delete Executive’s copies (or originals) and shall not later access them, recover them, or attempt to access or recover them. If Executive has any third-party confidential information that Executive obtained in the course of employment with the Company Group, the same obligations shall apply with respect to such property. For avoidance of doubt, subpart (ii) shall not be implied as authorization for Executive to maintain any Company Group information in such a manner, but rather subsection (ii) is designed solely to ensure the return of any such information.
10.    Likeness. Executive agrees that the Company Group may use Executive’s name, picture, voice, image, and/or likeness during employment and at any time thereafter in or with respect to any products, materials, literature, advertising, events, badges, intranet or internet sites/posts, disclosures, and/or in printed or electronic communications (including to employees, clients, customers, or the general public), without additional compensation, including making reasonable modifications and edits thereto, consistent with any legitimate business purposes.

11.    Advice to Seek Counsel. Executive is advised to retain counsel in connection with Executive’s review of this Agreement before signing.

12.    Time to Consider. Executive may take up to fourteen (14) calendar days to decide whether to sign this Agreement. Executive may elect to sign earlier.

13.    Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Virginia, without regard to conflicts-of-law principles.

14.    BINDING ARBITRATION. The Mutual Arbitration Agreement executed by Executive on or about November 15, 2024, remains in effect and shall be deemed a part of this Executive Agreement as if fully restated herein. Modifications to the Mutual Arbitration Agreement may be made as set forth in the Mutual Arbitration Agreement, and any modified version shall be deemed a part of this Executive

Agreement, as if fully restated herein. THE MUTUAL ARBITRATION AGREEMENT INCLUDES A WAIVER OF YOUR RIGHT TO A JURY TRIAL, TO PURSUE LITIGATION IN COURT, AND TO PARTICIPATE IN A CLASS ACTION OR SIMILAR COLLECTIVE PROCEEDING.

15.    Entire Agreement. Unless specifically provided herein, this Agreement, the Change in Control Retention Agreement, if executed, and the Mutual Arbitration Agreement contain all the understandings and representations between Executive and the Company Group pertaining to the subject matter hereof and supersede all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. If Executive entered into a previous executive agreement with the Company or any member of the Company Group, this Executive Agreement supersedes and replaces the prior version in all respects, and Executive agrees that this version of the Executive Agreement is more favorable to Executive than any version signed before November 2024 in at least the following two respects: (i) this version of the Executive Agreement narrows the scope of the restrictive covenants in such prior version in a manner that is favorable to the Executive, and (ii) this version of the Executive Agreement provides for the Severance Payment to be made in a lump sum, rather than in installments spread across multiple payroll cycles. In Colorado and in any other state where required for enforceability, the Covenant Not to Compete section in this Executive Agreement will take effect no earlier than the fifteenth (15th) day after this Executive Agreement was presented to Executive for signature. For avoidance of doubt, this Executive Agreement overrides and replaces the version signed by Executive on or about November 15, 2024; but the Mutual Arbitration Agreement signed on or about the same date remains in effect and is incorporated into this Executive Agreement.

16.    Modification and Waiver. Except as permitted in the Mutual Arbitration Agreement, no provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by both the Executive and, only if authorized by Board resolution, one of the following on behalf of the Company: Company’s Chairman of the Board, its Lead Independent Director (if any), or ay authorized officer if instructed by the Board. The failure of either party to enforce any term of this Agreement, or any delay in enforcement, will not be construed as a waiver that would limit such party from later enforcing that term or from enforcing that term with respect to any future violation or future threatened violation.

17.    Successors and Assigns. The Company may assign this Agreement, and this Agreement shall inure to the benefit of the Company Group and its successors and assigns. Executive may not assign this Agreement in whole or in part. Any purported assignment by Executive shall be null and void from the initial date of purported assignment.
18.    Interpretation. This Agreement shall not be construed against any party by reason of that party’s drafting or preparation of the Agreement.
19.    Severability. If a court or arbitrator of competent jurisdiction determines that any portion of this Agreement, including the duration or scope of the Covenants, is deemed invalid, illegal, or unenforceable, then the parties to this Agreement authorize and request that the narrowest possible invalid, illegal, or unenforceable portion shall be reformed, if permitted by law and if possible, to make it valid and enforceable. If such reformation, however, is not done, then such finding shall not affect the validity of any other portion of this Agreement; and the narrowest possible invalid, illegal, or unenforceable portion shall be severed from this Agreement; and the remainder of the Agreement shall remain in full force and effect. For purposes of this section, the “narrowest possible” portion is intended to be as small as a word, a phrase, or a sentence; it need not be an entire section, paragraph, or clause. Each portion of this Agreement (including each portion of the Covenants section) is severable from every other portion of this Agreement.

20.    Counterparts. This Agreement may be executed in counterparts.

READ CAREFULLY BEFORE SIGNING.

EXECUTIVE AND THE COMPANY GROUP AGREE TO ALL TERMS IN THIS AGREEMENT, WHICH INCLUDES AND INCORPORATED THE MUTUAL ARBITRATION AGREEMENT EXECUTED ON OR ABOUT NOVEMBER 15, 2024. THIS AGREEMENT IS OFFERED BY THE COMPANY GROUP, AND EXECUTIVE'S SIGNATURE BELOW INDICATES EXECUTIVE’S ACCEPTANCE OF THIS OFFER, THEREBY FORMING A VALID AND ENFORCEABLE CONTRACT. NO FURTHER SIGNATURE FROM THE COMPANY GROUP IS NECESSARY.

MICHAEL C. CREEDON, JR.		DOLLAR TREE MANAGEMENT, LLC

Signature:	/s/ Michael C. Creedon, Jr.	By:	/s/ Steve Schumacher

		Name:	Steve Schumacher

		Title:	Chief People Officer

Date:	January 21, 2025	Date:	January 17, 2025